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                                                                    EXHIBIT 23.2

                       Consent of Independent Accountants

The Board of Directors
Star Mountain, Inc.

We consent to the reference to our firm under the heading "Experts" and to the use of our report, dated January 27, 1998, on the financial statements of Star Mountain, Inc. and subsidiaries as of December 31, 1995 and 1996, and June 30, 1997, and for each of the years in the three year period ended December 31, 1996, and for the six month period ended June 30, 1997, in Amendment #2 to the Registration Statement on Form S-1 and the related Prospectus of Provant, Inc. for the registration of its Common Stock.

                                       Friedman & Fuller, P.C.

                                       /s/ Friedman & Fuller, P.C.

Rockville, Maryland
March 23, 1998